UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2018

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 12, 2018, Spirit AeroSystems Holdings, Inc. (“Spirit Holdings” or the “Company”) entered into a $1.26 billion senior unsecured Second Amended and Restated Credit Agreement among Spirit AeroSystems, Inc., as borrower (“Spirit” or the “Borrower”), the Company, as parent guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “Credit Agreement”), consisting of a $800 million revolving credit facility (the “Revolver”), a $206 million term loan A facility (the “Term Loan”) and a $250 million delayed draw term loan facility (the “Delayed Draw Term Loan”). The Credit Agreement refinances and replaces the Amended and Restated Credit Agreement dated as of June 6, 2016, among Spirit, as borrower, the Company, as parent guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “Prior Credit Agreement”).

Each of the Revolver, the Term Loan and the Delayed Draw Term Loan matures July 12, 2023, and bears interest, at Spirit’s option, at either LIBOR plus 1.375% or a defined “base rate” plus 0.375%, subject to adjustment to between LIBOR plus 1.125% and LIBOR plus 1.875% (or between base rate plus 0.125% and base rate plus 0.875%, as applicable) based on changes to Spirit’s senior unsecured debt rating provided by Standard & Poor’s Financial Services LLC and/or Moody’s Investors Service, Inc. The principal obligations under the Term Loan are to be repaid in equal quarterly installments of $2,578,125, commencing with the fiscal quarter ending March 31, 2019, and with the balance due at maturity of the Term Loan. The principal obligations under the Delayed Draw Term Loan are to be repaid in equal quarterly installments of 1.25% of the outstanding principal amount of the Delayed Draw Term Loan as of March 31, 2019, subject to adjustments for any extension of the availability period of the Delayed Draw Term Loan, with the balance due at maturity of the Delayed Draw Term Loan.

The Delayed Draw Term Loan is available for the Borrower to draw until January 12, 2019, which date may be extended for two additional three-month periods, in each instance subject to the Borrower’s payment of a fee to the relevant lenders based on the undrawn Delayed Draw Term Loan commitment.

The Credit Agreement also contains an accordion feature that provides Spirit with the option to increase the Revolver commitments and/or institute one or more additional term loans by an amount not to exceed $750 million in the aggregate, subject to the satisfaction of certain conditions and the participation of the lenders. The Credit Agreement contains customary affirmative and negative covenants, including certain financial covenants that are tested on a quarterly basis. Spirit’s obligations under the Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, material breach of a representation or warranty, material breach of a covenant, cross-default to material indebtedness, material judgments, ERISA events, change in control, bankruptcy and invalidity of the guarantee of the Borrower’s obligations under the Credit Agreement made by the Company.

Spirit used the proceeds of the new Term Loan to pay off outstanding amounts under the Prior Credit Agreement and the remainder will be used for general corporate purposes.

Certain of the lenders under the Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the Credit Agreement, and its affiliates act as the trustee, paying agent and registrar for the Borrower’s senior notes and the investment manager for the Company’s U.S. defined benefit pension plan. Such parties received, and expect to receive, customary fees and commissions for these services.

The description of the Credit Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

Update on Shipset Deliveries

Next week, our management team will be attending the Farnborough Airshow.  They expect to provide the following update on shipset deliveries through June 28, 2018, the end of the Company’s second quarter:

Shipset Deliveries through June 28, 2018

(one shipset equals one aircraft)

	2nd Quarter	Six Months
	2018	2018
B737	169	297
B747	2	3
B767	7	15
B777	12	21
B787	38	75
Total Boeing	228	411

A320 Family	161	323
A330/340	17	33
A350	24	52
A380	1	3
Total Airbus	203	411

Business/Regional Jets	22	42

Total	453	864

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1

Second Amended and Restated Credit Agreement, dated as of July 12, 2018, among Spirit AeroSystems, Inc., as borrower, Spirit AeroSystems Holdings, Inc., as parent guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: July 12, 2018	By:	/s/ Sanjay Kapoor
		Name:	Sanjay Kapoor

		Title:	Executive Vice President and Chief Financial Officer